402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                Table of Contents


                                                                           Page

Independent Auditors' Report                                               F-45

Balance Sheets as of December 31, 1999 and 1998                            F-46

Statements of Operations for the Years Ended December 31, 1999,
 1998 and 1997                                                             F-47

Statements of Changes in Partners' Equity (Deficit) for the Years
 Ended December 31, 1999, 1998 and 1997                                    F-48

Statements of Cash Flows for the Years Ended December 31, 1999,
 1998 and 1997                                                             F-49

Notes to Financial Statements                                              F-50

                          INDEPENDENT AUDITORS' REPORT




The Partners
402 Julia Street Associates Limited Partnership
Boston, Massachusetts


We have audited the accompanying balance sheets of 402 Julia Street Associates Limited Partnership (the Partnership) as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999.
These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 402 Julia Street Associates Limited Partnership as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


Lefkowitz, Garfinkel, Champi & DeRienzo P.C.


Providence, Rhode Island
February 4, 2000

                 402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998




                                     ASSETS

                                                              1999                         1998
                                                       --------------------        ----------------------

Investment in real estate:
     Land                                                    $     132,800               $       132,800
     Building and improvements                                   1,581,571                     1,581,571
                                                       --------------------        ----------------------
                                                                 1,714,371                     1,714,371
     Less accumulated depreciation                                 395,129                       355,590
                                                       --------------------        ----------------------

                                                                 1,319,242                     1,358,781

Cash                                                               109,638                        91,640
Cash equivalent, security deposits                                  19,743                        19,318
Accounts receivable                                                  1,500                         1,314
Real estate tax and insurance escrow                                24,592                        24,119
Replacement reserve                                                 26,699                        26,039
Deferred financing fees, less accumulated
     amortization (1999, $6,082; 1998 $1,789)                       36,845                        41,138
                                                       --------------------        ----------------------

                                                            $    1,538,259               $     1,562,349
                                                       ====================        ======================


                        LIABILITIES AND PARTNERS' EQUITY


Liabilities:
     Mortgage note payable                                  $    1,084,010               $     1,096,135
     Accounts payable and accrued expenses                           8,824                        12,325
     Accrued interest                                                6,043                         6,111
     Security deposits                                              21,309                        21,359
                                                       --------------------        ----------------------

         Total liabilities                                       1,120,186                     1,135,930

Commitments (Note 4)

Partners' equity                                                   418,073                       426,419
                                                       --------------------        ----------------------

                                                            $    1,538,259               $     1,562,349
                                                       ====================        ======================



      The accompanying notes are an integral part of these financial statements.

                 402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                     1999                   1998                   1997
                                               ------------------     ------------------     ------------------
Revenue:

         Rental income                             $    237,008           $    228,249           $    232,631
         Interest and other income                        3,711                  5,498                  9,502
                                               ------------------     ------------------     ------------------

         Total revenue                                  240,719                233,747                242,133
                                               ------------------     ------------------     ------------------

Expenses:

         Operating and administrative                    27,347                 29,695                 37,681
         Management fees                                 19,377                 23,842                 23,075
         Repairs and maintenance                         46,005                 39,366                 33,249
         Utilities                                        6,220                  7,757                  5,401
         Real estate taxes                                6,066                  5,967                  5,836
         Insurance                                        8,821                  9,335                  7,813
         Depreciation and amortization                   43,832                 56,405                 44,062
                                               ------------------     ------------------     ------------------

         Total expenses                                 157,668                172,367                157,117
                                               ------------------     ------------------     ------------------

Income from operations                                   83,051                 61,380                 85,016

Interest expense                                         72,897                 87,929                101,235
                                               ------------------     ------------------     ------------------


Net income (loss)                                   $    10,154           $    (26,549)          $    (16,219)
                                               ==================     ==================     ==================



      The accompanying notes are an integral part of these financial statements.

                 402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                  Historic
                                Preservation
                                 Properties
                                1989 Limited                                   Limited
                                Partnership             Developers             Partner                 Total
                             -------------------    -------------------    -----------------     ------------------
Balance,
December 31, 1996                $     368,747          $      137,471          $       (31)         $     506,187

Distributions                                -                 (18,500)                   -                (18,500)

Net loss                               (10,596)                (5,623)                    -                (16,219)
                             -------------------    -------------------    -----------------     ------------------

Balance, December 31, 1997             358,151                113,348                   (31)               471,468

Distributions                                -                (18,500)                    -                (18,500)

Net loss                               (17,344)                (9,205)                                     (26,549)
                             -------------------    -------------------    -----------------     ------------------

Balance,December 31, 1998              340,807                 85,643                   (31)               426,419


Distributions                                -                (18,500)                    -                (18,500)

Net income                               6,634                  3,520                     -                 10,154
                             -------------------    -------------------    -----------------     ------------------

Balance,
December 31, 1999                $     347,441           $     70,663           $       (31)         $     418,073
                             ===================    ===================    =================     ==================



      The accompanying notes are an integral part of these financial statements.

                 402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                     1999                1998               1997
                                                                ----------------    ---------------     --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                $  10,154         $  (26,549)         $ (16,219)
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
         Depreciation and amortization                                  43,832             56,405             44,062
         Increase in accounts receivable                                  (186)                 -             (1,314)
         Increase (decrease) in accounts payable and
           accrued expenses                                             (3,501)            (3,000)            10,700
         Increase (decrease) in security deposits, net                    (475)             1,376                (78)
         Decrease in accrued interest                                      (68)            (2,302)               (50)
                                                                ----------------    ---------------     --------------

    Net cash provided by operating activities                           49,756              25,930             37,101
                                                                ----------------    ---------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in real estate tax and insurance escrow
             and replacement reserve                                    (1,133)            (5,514)           (11,457)
                                                                ----------------    ---------------     --------------

    Cash used in investing activities                                   (1,133)            (5,514)           (11,457)
                                                                ----------------    ---------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from refinancing                                                -          1,100,000                  -
    Payment on mortgage note payable                                         -         (1,005,764)                 -
    Payment of deferred financing fees                                       -            (42,927)                 -
    Principal payments on mortgage notes payable                       (12,125)            (7,652)            (6,002)
    Distributions                                                      (18,500)           (18,500)           (18,500)
                                                                ----------------    ---------------     --------------
    Net cash provided by (used in) financing activities                (30,625)            25,157            (24,502)
                                                                ----------------    ---------------     --------------

NET INCREASE IN CASH                                                    17,998             45,573              1,142

CASH, BEGINNING OF YEAR                                                 91,640             46,067             44,925
                                                                ----------------    ---------------     --------------

CASH, END OF YEAR                                                    $ 109,638         $   91,640          $  46,067
                                                                ================    ===============     ==============

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                           $  72,965         $   90,231          $ 101,285
                                                                ================    ===============     ==============




      The accompanying notes are an integral part of these financial statements.

                 402 JULIA STREET ASSOCIATES LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(1)      Organization and Description of Business

         402 Julia Street Associates Limited Partnership (the Partnership), a Delaware limited partnership, was formed on July 25, 1989 to acquire a 19,000 square foot site and the building situated thereon in New Orleans, Louisiana, and rehabilitate the building into 24 residential apartment units and approximately 3,500 net rentable square feet of commercial space known as the Loft (the Property). The Partnership is owned by Historic Preservation Properties 1989 Limited Partnership (HPP
         1989) as a general partner (65.33%), by Henry M. Lambert and R. Carey Bond (the Developers) as general partners (34.66%), and by John D. Lambert III (the Limited Partner) as a limited partner (.01%).

         At December 31, 1999, the Partnership had leased 100% (unaudited) of the residential apartment units and commercial space.

(2)      Basis of Presentation and Significant Accounting Policies

         Basis of accounting

         The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Investment in real estate and depreciation

         Investment in real estate is held for lease and stated at cost. Depreciation is provided over the estimated economic useful lives of the assets using the straight-line method.

         Depreciation expense for each of the years ended December 31, 1999, 1998 and 1997 totaled $39,539.

         Cash, cash equivalents and concentration of credit risk

         The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1999 and 1998 totaled $19,743 and $19,318, respectively.

         At December 31, 1999 and 1998, the Partnership had $36,132 and $13,041, respectively of cash and cash equivalents on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.

         Deferred financing fees

         Deferred financing fees are being amortized on a straight-line basis over the term of the mortgage note. Amortization expense for the years ended December 31, 1999, 1998, and 1997 totaled $4,293, $16,866 and
         $4,523, respectively. Amortization expense for the year ended December 31, 1998 includes $15,077 of previously deferred fees relating to the mortgage note refinanced during July 1998 (see Note 3).

(2)      Basis of Presentation and Significant Accounting Policies (Continued)

         Revenue recognition

         Revenue from commercial units, principally under short-term operating leases, is recorded when due. Approximately half of all residential apartment units are rented under short-term operating leases and the remaining residential apartment units and all commercial space is rented under month-to-month arrangements. Rental revenue is recorded when due.

         Income taxes

         No   provision   (benefit)   for  income  taxes  is  reflected  in  the
         accompanying financial statements since income or loss of the Partnership is required to be reported in the tax returns of the respective partners.

(3)      Mortgage Note Payable

         On July 17, 1998, 402 Julia refinanced its mortgage note payable by issuing a promissory note to a new lender in the amount of $1,100,000, bearing interest at 6.69%, amortizing over 30 years, and maturing in August 2008 at which time all unpaid interest and principal is due. The mortgage note requires monthly payments of principal and interest and real estate tax and insurance escrow deposits in the aggregate amounts of $7,091, and $1,312, respectively. The mortgage note also requires monthly replacement reserve deposits of $300 which the lender has waived until the lender determines that the Property is not being maintained in accordance with, or an event of default occurs under, the agreements related to the mortgage note payable.

         At December 31, 1999, annual maturities of the mortgage note for each of the next five years are as follows:



                     Year Ending December 31,                   Amount

                               2000                       $    12,962
                               2001                            13,856
                               2002                            14,812
                               2003                            15,834
                               2004                            16,926

         The mortgage note is secured by the Partnership's property, rents and assignment of leases.

(4)      Transactions with Related Party and Commitments

         The Partnership has a month-to-month property management and lease broker agreement with a company owned by the Developers (the Affiliate) to manage the Property for a fee equal to 6% of gross rental receipts and to serve as the lease broker for a fee equal to one half of one month's rent for each lease signed or continuation of existing rental relationship. For the years ended December 31, 1999, 1998 and 1997, fees paid under this agreement totaled $19,377, $23,842 and $23,075, respectively.

         The Partnership reimbursed to the Affiliate certain payroll and related payroll costs totaling $12,723, $11,686 and $11,437 for the years ended December 31, 1999, 1998 and 1997, respectively.

(5)      Leases

         Real estate tax and operating expense reimbursements for the years ended December 31, 1999, 1998 and 1997 totaled $1,284, $1,401 and
         $2,655, respectively, and have been reported as a reduction of expenses in the accompanying financial statements.

         In most cases, management expects that in the normal course of business, commercial leases will be renewed or replaced by other leases and month-to-month arrangements with residential and commercial tenants will be continued or replaced by short-term operating leases.

(6)      Fair Value of Financial Instruments

         The carrying amounts of cash, cash equivalent security deposits, accounts receivable, real estate tax and insurance escrow, replacement reserve, accounts payable and accrued expenses, accrued interest and security deposits approximate their fair values at December 31, 1999 and 1998 due to their short maturities. The fair value of the mortgage note payable at December 31, 1999 and 1998 approximates its carrying amount based on the interest rates currently available to the
         Partnership for similar financing arrangements. All financial instruments are held for non-trading purposes.